    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2000
                                                    REGISTRATION NO. 333-_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                          HYPERFEED TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

    DELAWARE                         6200                       36-3131704
(State or other          (Primary Standard Industrial        (I.R.S Employer
jurisdiction of           Classification Code Number)       Identification No.)
incorporation or
organization)

                        300 SOUTH WACKER DRIVE, SUITE 300
                             CHICAGO, ILLINOIS 60606
                                 (312) 913-2800
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     JIM R. PORTER, CHIEF EXECUTIVE OFFICER
                          HYPERFEED TECHNOLOGIES, INC.
                        300 SOUTH WACKER DRIVE, SUITE 300
                             CHICAGO, ILLINOIS 60606
                                 (312) 913-2800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


----------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
                                                                                                        AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM       REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED      OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE       FEE
------------------------------- ---------------- -------------------------- ------------------------- ----------------
Common Stock                      495,000 (1)          $4.71875 (2)              $2,335,781 (2)            $617
------------------------------- ---------------- -------------------------- ------------------------- ----------------

(1) Includes: (i) 330,000 outstanding shares of common stock; and (ii) 165,000 shares of common stock, representing shares issuable upon the exercise of outstanding common stock purchase warrants.

(2) Estimated solely for purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933 and based upon the average of the high and low sales prices for HyperFeed Technologies common stock on December 31, 1999, a date within five (5) days prior to the date of initial filing of this registration statement, as reported on the Nasdaq National Market.

         HyperFeed Technologies hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         If, as a result of stock splits, stock dividends or similar transactions, or by reason of changes in the conversion price of the preferred stock, the number of securities purported to be registered on this registration statement increases, the provisions of Rule 416 shall apply, and this registration statement shall be deemed to cover any such additional shares of common stock.

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 7, 2000

PROSPECTUS
                          HYPERFEED TECHNOLOGIES , INC.

                         495,000 SHARES OF COMMON STOCK

                           --------------------------

         These shares may be offered and sold from time to time by three of HyperFeed's security holders, David Horberg, Howard Todd Horberg, and Wildman, Harrold, Allen & Dixon. The shares that may be offered and sold in reliance on this prospectus consist of the following:

     -    330,000 shares of common stock; and

     - 165,000 shares of common stock issuable to the three investors upon exercise of warrants expiring November 30, 2001 to purchase our common stock at $7.50 per share.

         We issued the shares of common stock, and warrants to acquire shares of common stock on November 30, 1999 in separate private placements in exchange for $1,350,000 and in lieu of a $300,000 cash payment by us to Wildman, Harrold, Allen & Dixon for legal fees for services previously rendered to us.

         The security holders will receive all of the proceeds and will pay all underwriting discounts and selling commissions, if any, from the sale of the shares.
                           --------------------------

         Our common stock is traded on the Nasdaq National Market under the symbol "HYPR." On December 31, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $4.625 per share.

         We have experienced significant operating losses, which have adversely affected our current results of operations and liquidity. These conditions raise doubt about our ability to continue as a going concern.

         SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         You should read the entire prospectus carefully before you make your investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of HyperFeed Technologies common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                           --------------------------

         The SEC and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            --------------------------

                  The date of this prospectus is ________, 2000

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AND THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN DECIDING WHETHER TO BUY OUR COMMON STOCK. THESE FACTORS MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS WE MADE IN THIS PROSPECTUS.

         WE HAVE EXPERIENCED RECENT OPERATING LOSSES AND MAY NOT OPERATE PROFITABLY IN THE FUTURE.

         We incurred a net loss of $6.0 million for the nine months ended September 30, 1999. We may continue to incur operating losses, which could hinder our ability to operate our current business. As of September 30, 1999, we had an accumulated deficit of approximately $33.6 million. These conditions raise doubt about:

         -    our ability to continue as a going concern

         -    our ability to operate profitably in the future.

         IF WE ARE NOT ABLE TO GENERATE A POSITIVE CASH FLOW, WE MAY REQUIRE ADDITIONAL FINANCING TO CONTINUE AS A GOING CONCERN, WHICH MAY NOT BE READILY AVAILABLE OR AVAILABLE ON FAVORABLE TERMS TO US.

         If generated cash flow is not sufficient to fund operations, we may have to raise additional capital externally. We have explored, and continue to explore, multiple alternatives that may be available for the purpose of enhancing stockholder value. These alternatives include a merger, a spin-off or sale of part of our business, a strategic relationship or joint venture with another technology or financial services firm and future equity financings. There can be no assurances, however, that we will conclude a transaction. If we are unable to raise necessary additional capital, we may be materially adversely affected and may not be able to continue as a going concern. In addition, any capital raised through an equity financing could be costly to us and dilutive to our stockholders.

         TWO OF OUR PRINCIPAL STOCKHOLDERS ARE IN A POSITION TO CONTROL MATTERS REQUIRING STOCKHOLDER VOTE, WHICH MAY IMPAIR INVESTORS FROM REALIZING MAXIMUM RETURNS ON THEIR INVESTMENT IN OUR COMPANY.

         As of the date of this prospectus, two of our principal stockholders, PICO Holdings, Inc. and its wholly-owned subsidiary Physicians Insurance Company of Ohio, own or have the right to acquire approximately 45.9% of our shares of common stock that would be outstanding after they exercised their rights to acquire additional shares. They are in a position to control the outcome of matters requiring a stockholder vote, including the election of directors. Such control could have the effect of discouraging, or making more difficult, an unsolicited acquisition of us by means of a tender offer, a proxy contest or otherwise, even though an unsolicited acquisition could have resulted in our stockholders receiving a premium for their shares or be otherwise economically beneficial to them.

         OUR AGREEMENTS WITH EXCHANGES, ENTITLING US TO RECEIVE INFORMATION WHICH IS NECESSARY FOR US TO CONDUCT OUR BUSINESS, COULD BE TERMINATED.

         We have agreements in place with the following exchanges, which permit us to gather the information we need for our services:

         -        Canadian/Toronto;

         -        Chicago Board Options Exchange;

         -        Chicago Board of Trade/Mid America Commodity Exchange;

         -        Chicago Mercantile Exchange;

         -        Commodity Exchange Order;

         -        Kansas City Board of trade;

         -        Minneapolis Grain Exchange;

         -        NASDAQ;

         -        New York Mercantile Exchange/Commodity Exchange;

         -        New York Stock Exchange/American Stock Exchange; and

         -        Options Price Reporting Authority.

         Our agreement with NASDAQ expires on August 2nd of each year, with automatic one-year renewals. However, either party may terminate the agreement, for any reason whatsoever, upon 90-days written notice. Our agreements with all of the other exchanges listed above have a perpetual duration. However, each of those agreements may be terminated, for any reason whatsoever, upon 30-days written notice. All of our agreements with the exchanges listed above may be terminated by such exchanges if any of the following events occur:

         -        non-payment of amounts due;

         -        inadequate control systems over dissemination of data; or

         -        failure to report the proper number of our subscribers.

          The termination, expiration or non-renewal of any of these agreements could inhibit our ability to provide high quality services to our clients and have a material adverse effect upon our business, financial condition and results of operations.

         WE RELY ON A SOFTWARE LICENSING AGREEMENT WHICH COULD BE TERMINATED OR ALLOWED TO EXPIRE.

         A significant software application, PCQuote 6.0 RealTick, is licensed by us from an unaffiliated third party. The termination of the license agreement by the unaffiliated third party could have a material adverse effect on our business, financial condition and results of operations. The license agreement is for an initial term ending December 4, 2000 and provides for automatic one-year renewals unless terminated by delivering ninety days notice prior to the renewal date.

         WE RELY HEAVILY ON EXECUTIVE OFFICERS WHO DO NOT HAVE EMPLOYMENT CONTRACTS.

         Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Mr. Jim Porter, our Chief Executive Officer and Chairman of our Board of Directors, and Mr. John E. Juska, our Chief Financial Officer. The loss of services of one or more of our executive officers for any reason could have a material adverse effect upon our business, financial condition and results of operations. Although our executive officers have entered into agreements with us which contain nondisclosure covenants, those agreements do not guarantee their continued employment with us.

         OUR CHIEF EXECUTIVE OFFICER WILL DEVOTE ONLY ONE-HALF OF HIS BUSINESS TIME TO US, LIMITING HIS AVAILABILITY TO US.

         Mr. Porter, our Chief Executive Officer and Chairman of our Board of Directors, will devote one-half of his business time to our business and the other half to the business of PCQuote.com, our majority-owned subsidiary. This limitation on Mr. Porter's availability could impact our ability to expand our operations and develop our business.

         WE COMPETE WITH CORPORATIONS WHO HAVE GREATER FINANCIAL, TECHNICAL AND MONETARY RESOURCES THAN WE DO, WHICH COULD RESULT IN ADDITIONAL PRICING PRESSURES ON US AND REDUCE OUR PROFITABILITY.

         Competition for the on-line provision of financial information through services and software applications similar to ours is intense. Such competition may impose additional pricing pressures on us. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or with any new competitors.

         OUR SUBSCRIPTION CONTRACTS FOR SERVICES AND SOFTWARE APPLICATIONS MAY SUBJECT US TO LITIGATION, WHICH MAY BE COSTLY FOR US TO DEFEND.

         Many of our subscription contracts are for services and software applications which are critical to the operations of our customers' businesses. The failure or inability to deliver services and software to our customers' satisfaction could have a material adverse effect on their operations and could consequently subject us to litigation. Any litigation could cause us to incur legal fees and use management resources, which could have a material adverse effect on our business, financial condition and results of operations.

         WE MAY NOT BE ABLE TO KEEP IN PACE WITH CONTINUING CHANGES IN INFORMATION PROCESSING TECHNOLOGY, EVOLVING INDUSTRY STANDARDS AND CLIENT PREFERENCES.

         The information industry has experienced and is continuing to experience rapid technological advances and developments. We are actively engaged in research and development activities to try to meet our clients' needs and preferences. There can be no assurance that we will be successful in addressing technological advances and developments on a timely basis or that, if addressed, we will be successful in the marketplace. A delay or failure to address technological advances and developments could have a material adverse effect on our results of operations. In addition, there can be no assurance that technologies developed by others will not render our services noncompetitive or obsolete.

         OUR SOFTWARE MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY SUBJECT US TO LITIGATION.

         We believe that our services and software applications do not infringe upon the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business. However, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. We typically license the software we develop for use by our customers, and we generally agree to indemnify our customers against potential third-party intellectual property rights claims. Any claims could require us to:

     -    spend significant sums in litigation;

     -    pay damages;

     -    develop non-infringing intellectual property; and/or


     - acquire licenses to the intellectual property which is the subject of asserted infringement.

         OUR ANTI-TAKEOVER PROVISIONS MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Our Certificate of Incorporation and By-laws, the Delaware General Corporation Law and the Exchange Act contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, even though an acquisition might be economically beneficial to our stockholders.

         Our anti-takeover provisions include:

         - only the Board of Directors or an authorized special committee of the Board of Directors may call meetings of stockholders; and

         - stockholders must comply with certain advance notice procedures to nominate candidates for election as directors and to submit proposals for consideration at stockholders' meetings.

         These provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of our stockholders.

         A DECREASE IN THE ACTIVITY IN FINANCIAL MARKETS COULD NEGATIVELY AFFECT OUR SUBSCRIPTION REVENUE, WHICH WOULD REDUCE OUR PROFITABILITY.

         Our revenue is derived from supplying financial data and quotations related to U.S. financial exchanges and markets. Any significant downturn or other negative development with respect to those exchanges and markets could adversely affect our revenue.

                               RECENT DEVELOPMENTS


RECENT BUSINESS DEVELOPMENTS - APPROVAL OF LISTING ON THE NASDAQ NATIONAL
MARKET.

         On September 16, 1999, we publicly announced that we had received approval for listing on the Nasdaq National Market. We commenced trading of our common stock on the Nasdaq National Market on September 23, 1999 under the symbol HYPR. Concurrent with the listing on the Nasdaq National Market, trading in our common stock on the American Stock Exchange under the symbol PQT was suspended.

RECENT BUSINESS DEVELOPMENTS - PCQUOTE.COM.

         In December 1998, we segregated our Internet related services into a separate business unit, PCQuote.com, Inc., which was incorporated in March 1999 as a wholly-owned subsidiary. An outgrowth of our financial content web site, WWW.PCQUOTE.COM, PCQuote.com's objective is to provide real-time financial data, timely business news and comprehensive research and analytical tools in order to allow users to make informed investment decisions. Continued growth in page views, increasing attractive demographics and subsequent increase in advertising revenue led to our decision to segregate the web site into its own business unit.

         On June 9, 1999, PCQuote.com filed a registration statement with the Securities and Exchange Commission relating to a proposed initial public offering of 7,750,000 shares of its common stock, consisting of 5,800,000 shares to be issued by PCQuote.com and 1,950,000 shares to be sold by us as selling stockholder.

         On August 30, 1999, we formally separated the business of PCQuote.com and its associated assets and liabilities from our other businesses and operations. We have entered into a number of agreements with PCQuote.com, effective March 31, 1999, providing for its separation from us and governing interim and ongoing relationships between PCQuote.com and us. These agreements include a Contribution and Separation Agreement, Maintenance Agreement, DataFeed License Agreement, Services Agreement, Non-Competition Agreement, Registration Rights Agreement and Tax Indemnification and Allocation Agreement. Under the Contribution and Separation Agreement, we transferred assets related to our Internet operations to PCQuote.com and PCQuote.com assumed the liabilities related to those Internet operations. Under the Services Agreement, we agreed to perform transitional services for, and provide office space to PCQuote.com for $213,500 per month through September 1999, $163,500 per month thereafter through December 1999, $138,500 per month thereafter through March 2000 and $113,500 per month thereafter through June 30, 2000. Under the Maintenance Agreement, PCQuote.com will receive software features, upgrades and enhancements to PCQuote Orbit and will pay us 3% of gross revenues obtained from use or sublicensing of PCQuote Orbit. Under the Data Feed Agreement, PCQuote.com will be entitled to use HyperFeed 2000 for a monthly fee based on the number of users and quotes accessed.

         Management believes that formally separating the two entities will permit the parent and subsidiary to focus on their relative strengths. In management's opinion, the separation will permit each entity to better (i) attract and retain key employees by relating compensation to relevant business development, (ii) enter into strategic relationships with business partners, and (iii) permit each entity to pursue its own financing avenues.

         On October 18, 1999, PCQuote.com announced that it postponed its initial public offering of common stock due to market conditions.

RECENT BUSINESS DEVELOPMENTS - TOWNSEND ANALYTICS.

         In connection with the formation and transfer of our Internet business to our subsidiary, PCQuote.com, on May 28, 1999, we entered into an agreement with Townsend Analytics, Ltd. to terminate the Software Distributor Agreement dated December 4, 1995. Pursuant to the terms of the termination agreement, we paid Townsend Analytics one million dollars. We and PCQuote.com entered into separate new license agreements with Townsend Analytics for the right to use the LAN and Internet versions, respectively, of the software application which is marketed as PCQuote 6.0 RealTick. The new agreements replaced the prior agreement between Townsend Analytics and us. The initial term of the agreements ends December 4, 2000. Pursuant to the terms of the new agreements, we and PCQuote.com are each required to pay a minimum royalty to Townsend Analytics of $220,000 per month and a cumulative minimum royalty of $5,000,000 each over the initial term of the agreements. Under the terms of our new agreement with Townsend Analytics, we guarantee the obligation of our subsidiary, PCQuote.com, and receive a credit towards our minimum commitment obligations to the extent that PCQuote.com's actual royalty payments exceed its minimum commitments.

                          ABOUT HYPERFEED TECHNOLOGIES

GENERAL DEVELOPMENT OF BUSINESS

         PC Quote, Inc., was incorporated in the State of Illinois on June 23, 1980 as On-Line Response, Inc., and was incorporated in Delaware on August 12, 1987. In December 1998, we segregated our Internet related services into a separate business unit, PCQuote.com, Inc., which was incorporated in March 1999 as a wholly-owned subsidiary. We approved a change of our corporate name to HyperFeed Technologies, Inc., in April 1999. This name change was approved by our stockholders at our annual meeting held on June 16, 1999. On June 9, 1999, PCQuote.com filed a registration statement with the Securities and Exchange Commission relating to a proposed initial public offering. On October 18, 1999, PCQuote.com announced that it postponed its initial public offering due to market conditions. We plan to sell shares, owned by us, in the offering that would reduce our ownership of PCQuote.com to 64.5%. We cannot assure you, however, that PCQuote.com will complete the initial public offering.

         We are a premier provider of securities market data. We collect securities market activity and financial news directly from stock, options and commodities exchanges and other sources. We use the information to create a real-time database of last sale, bid/ask and historical prices of more than 325,000 issues. The database includes all North American equities, the most comprehensive options data, major stock indices, Level 1 NASDAQ-quoted stocks, Level 2 NASDAQ market-maker quotes, mutual funds, money market funds, futures contracts and options on futures contracts. We process the database into a single digital data-feed, "HyperFeed-TM-", at our primary processing plant located at our executive offices in Chicago, Illinois. We disseminate HyperFeed to our customers by satellite, digital data landlines. PCQuote.com licenses HyperFeed from us for distribution to its customers over the Internet.

         Software applications on our customers' computers access HyperFeed to allow the user to monitor securities activity on an on-going real-time basis. The applications also create a complete database of trading symbols, continuously updated by the data feed. This database gives our customers instant access to security prices. HyperFeed is used to create an equivalent database on PCQuote.com's computers, accessible to its Internet customers.

         We derive our revenue from license fees charged for access to HyperFeed and from license fees charged for a packaged HyperFeed plus analytical software service. Our customer base consists primarily of professional investors, securities brokers, dealers and traders, portfolio managers, brokerage firms, other financial institutions, Internet web-sites, application developers and redistributors of financial market data. Our customers are located primarily in the United States and North America.

         The following is a description of the principal services that we provide.

HYPERFEED-TM-

         HyperFeed, the cornerstone of the services provided by HyperFeed Technologies, is our digital real-time market data feed. We use multiple redundant, high-speed data circuits to gather information from securities exchanges and other sources. At our production center in Chicago, these feeds are directed into multiple real-time databases from which HyperFeed is generated. Data is broadcast to our customers over dedicated digital data circuits at 1024 kilobytes per second and by satellite at 256 kilobytes per second. HyperFeed contains all North American stock, options, and commodity exchange issues including:

         -      Dynamic Nasdaq Level II market maker quotes;

         - Dow Jones Composite News Service (up to 90-day retrieval of nine wires "Broadtape", Professional Investor Report, Capital Markets Report, International News Wire, World Equities Report, European Corporate Report, Electronic Wall Street Journal, International Petroleum Reports, Federal Filings); and

         -      Multiple levels of fundamental data.

         HyperFeed underlies all of our other services, which capitalize on HyperFeed to access, view and utilize data in a variety of ways.

         An industry standard PC at our customer's site receives HyperFeed data and creates real-time databases of securities activity, financial news and fundamental information. Software applications supplied by us, by third parties, or by our customer utilize our high-performance application program interfaces, or APIs, to access the data. The data can then be used for virtually any purpose, including third-party order execution systems, analytical modeling, internal risk management, order matching or redistribution via the Internet or wide area networks. Our customers pay monthly HyperFeed licensing fees and per-user or per-unit charges.

         To complement the HyperFeed database, we have high-end applications and programming tools that we license to HyperFeed subscribers.

         In March 1999, we announced the introduction of HyperFeed 2000, the next generation of market-data delivery technology. HyperFeed 2000 is designed to address two issues in the dissemination of real-time market data-volume and price. Record volume and record peak transactional volume experienced by securities markets has made it increasingly difficult to deliver the massive amounts of real-time market data. HyperFeed 2000 combines advanced IP Multicast technology with a new proprietary compression technique to allow our customers to receive a complete T-1 HyperFeed at a fraction of the current communications cost. HyperFeed 2000 is being offered as a new service offering to our new and existing customers.

         PC Quote 6.0 RealTick for Windows is a comprehensive suite of real-time professional securities trading tools. Running under Microsoft-TM- Windows-TM-
3.1 or Windows-TM- 95, or Windows NT-TM-, PC Quote 6.0 RealTick offers unlimited quote pages, charting, technical analysis, searchable news, time of sale and quote, Nasdaq Level II market maker screens, options analytical tools, dynamic data exchange into Microsoft-TM- Excel-TM-, tickers, alerts, baskets and more. PC Quote 6.0 RealTick for Windows is available with our satellite and landline services.

         Our "Quote Tools" are custom applications using robust and easy-to-use APIs. The Quote Tools enable a customer to build anything from real-time trading desktop interfaces to web-sites with portfolio management.

PATENTS, TRADEMARKS AND LICENSES

         We do not have patent protection for our proprietary software products.

         Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, we attempt to protect our proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in our agreements with our employees. We use security measures, including a hardware key, which restricts access to our on-line services unless proper password identification from a HyperFeed Technologies user is provided. As an additional safeguard, we provide only the object code on our diskette and retain the source code.

         HyperFeed-TM- is a servicemark of HyperFeed Technologies.

COMPETITION

         The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those HyperFeed Technologies provides includes a large number of competitors and is subject to rapid change. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do.

YEAR 2000 ISSUES

As of the date of this prospectus, all of our operating systems and applications are properly functioning in the year 2000. We did not experience any material Year 2000 issues either internally or externally with our vendors, suppliers or customers.

SEASONALITY

         We have not experienced any material seasonal fluctuations in our business. Barring any prolonged period of investor inactivity in trading securities, we do not believe that seasonality is material to our business activities.

RESEARCH AND DEVELOPMENT

         Our systems development personnel expend their time and effort developing new software programs and high-speed data delivery systems and expanding or enhancing existing ones. Development efforts focus on providing a solution to the informational and analytical needs of both the professional and private investors. Development activity has increased with the implementation of high-level design and prototyping tools. Our continuing investment in software development consists primarily of:

         - enhancements to our existing Windows-based private network and Internet products and services;

         -      development of new data analysis software and programmer tools;
                and

         - application of new technology to increase the data volume and delivery speed of our distribution system and network.

ENVIRONMENT

         Compliance with federal, state, and local provisions with respect to the environment has not had a material adverse effect on our capital expenditures, earnings, or competitive position.

EMPLOYEES

         As of December 31, 1999, we employed 134 people, none of whom are represented by a collective bargaining unit. We believe we have a satisfactory relationship with our employees. From time to time we retain the services of outside consultants on an hourly basis.

GOVERNMENT CONTRACTS

         We have no material contracts with the Government.

BACKLOGS

         Due to the nature of the business, backlogs are not a typical occurrence in the industry.

MAJOR CUSTOMERS

         We did not have any customers that accounted for 10% or more of total revenue in either 1999 or 1998.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these shares.

         The following documents of HyperFeed Technologies which have been filed with the SEC are hereby incorporated by reference in this prospectus:


     SEC FILING                          PERIOD / FILING DATE
     ----------                          --------------------
     Annual Report on Form 10-K          Year ended December 31, 1998

     Quarterly Report on Form 10-Q       Quarter ended March 31, 1999

                                         Quarter ended June 30, 1999

                                         Quarter ended September 30, 1999

     Current Report on Form 8-K          Filed October 6, 1998

                                         Filed January 12, 1999

                                         Filed April 29, 1999

                                         Filed June 22, 1999

                                         Filed September 22, 1999


       You may request a copy of these documents, at no cost, by writing to:

                  HyperFeed Technologies, Inc.
                  300 South Wacker Drive, Suite 300
                  Chicago, Illinois  60606
                  Attention:  John E.  Juska
                  Telephone: (312) 913-2800.

                           FORWARD-LOOKING INFORMATION

         Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                 USE OF PROCEEDS

         All of the shares of common stock are being sold by the selling stockholders for their own account. We will not receive any of the proceeds from the sale of any shares. We have agreed to pay the expenses of registration of the common stock, including a certain amount of legal and accounting fees. See "Plan of Distribution."

                           PRICE RANGE OF COMMON STOCK

         On September 23, 1999, our common stock commenced trading on the Nasdaq National Market under the symbol "HYPR." Prior to that date, our common stock was traded on the American Stock Exchange under the symbol "PQT."

         The following tables show for 2000, 1999, 1998 and 1997, the high and low sales prices of our common stock for the periods indicated, as reported by the American Stock Exchange (through September 22, 1999) and by the Nasdaq National Market (from September 23, 1999 through January 4, 2000).


2000 QUARTERLY INFORMATION                        HIGH         LOW
                                                 ------        ---
First (through January 4, 2000)                   5-19/32      4-15/16
                                                  -------      -------
1999 QUARTERLY INFORMATION                        HIGH         LOW
                                                  ----         ---
First                                             11-7/8       1-7/8
Second                                            15-1/2       6-1/2
Third                                             11-1/2       4-5/16
Fourth                                            8-5/16       4-1/8

1998 QUARTERLY INFORMATION                        HIGH         LOW
                                                  ----         ---
First                                             1-1/8        11/16
Second                                            4-15/16      11/16
Third                                             3-1/4        7/8
Fourth                                            3-3/4        1

1997 QUARTERLY INFORMATION                        HIGH         LOW
                                                  ----         ---
First                                             3-11/16      2-1/4
Second                                            2-1/2        1-1/8
Third                                             2-9/16       1-1/2
Fourth                                            2-1/4        7/8

         The closing market price for our common stock as reported by the Nasdaq National Market on December 31, 1999 was $4.625.

         As of December 31, 1999, we had 510 common stockholders of record.

                                 DIVIDEND POLICY

         We have not paid dividends on our common stock and do not currently plan to do so in the near future. In December 1998, we issued preferred stock that has a dividend rate of 5%. Preferred dividends are payable quarterly if, and when, we declare a dividend payment. We have not declared any preferred dividend payments. Preferred dividends are cumulative and the entire accumulated dividend must be paid prior to the payment of any dividends to common stockholders. The accumulating dividend on preferred shares outstanding as of December 31, 1999 is $84,461 per quarter.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of common stock owned beneficially by David Horberg, Howard Todd Horberg, and Wildman, Harrold, Allen & Dixon as of December 29, 1999 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided by them .

         No estimate can be given as to the amount of shares that will be held by the selling security holders after completion of this offering because they may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling security holders named below.


                                       NUMBER OF SHARES
                                         BENEFICIALLY        PERCENT OF      NUMBER OF SHARES
                                          OWNED PRIOR        OUTSTANDING        REGISTERED
NAME OF SELLING SECURITY HOLDER         TO THE OFFERING       SHARES(1)         FOR SALE(2)
-------------------------------        ----------------      -----------     -----------------
David Horberg                                34,000              0.2%              30,000
Howard Todd Horberg                         400,000              2.5%             375,000
Wildman, Harrold, Allen & Dixon              90,000              0.6%              90,000
                                                                                  -------

Total                                                                             495,000

(1) The percent of the outstanding shares is based upon the number of common shares outstanding as of December 29, 1999 (15,573,281), plus the number of common shares that the selling security holder may acquire upon exercise of warrants.

(2) This registration statement also shall cover any additional shares of common stock which become issuable in connection with any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The selling security holders have indicated they are acting independently from us in determining the manner and extent of sales of the shares of our common stock.

         Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling security holders may depend on the sale price of such shares and market conditions generally prevailing at the time. The selling security holders reserve the right to reject any order in whole or in part.

The selling stockholders have advised us that:

         - the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, on the Nasdaq National Market, in sales occurring in the public market, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions;

         - each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices;

         - some or all of the shares may be sold through brokers acting on behalf of the selling stockholders or to dealers for resale by such dealers; and

         - in connection with such sales, such brokers and dealers may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker or dealer. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker for the sale of their common stock.

         In offering the common stock covered by this prospectus, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders could be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The selling security holders have agreed to indemnify and hold us and our officers and directors harmless, with respect to any untrue statement in, or omission from, this prospectus or the registration statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to us by such selling security holder for use in the preparation of this prospectus or registration statement.

         We will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. We have agreed to indemnify the selling security holders against certain civil liabilities, including liabilities under the Securities Act, in connection with the shares described in this prospectus.

         The shares of common stock described in this prospectus may also be sold by the selling security holders pursuant to Rule 144 of the Securities Act.

                                 EXPERTS

         The financial statements and schedule of valuation and qualifying accounts of HyperFeed Technologies, Inc. (formerly P.C. Quote, Inc.) for the years ended December 31, 1998 and December 31, 1997, included in its Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1998 and 1997, financial statements contains an explanatory paragraph that states that HyperFeed Technologies, Inc. has experienced significant operating losses, which have adversely affected its current results of operations and liquidity. These conditions raised substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The statements of operations, stockholders' equity and cash flows and schedule of valuation and qualifying accounts of HyperFeed Technologies, Inc. (formerly P.C. Quote, Inc.) for the year ended December 31, 1996, included in our Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by McGladrey and Pullen, LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of McGladrey and Pullen, LLP contains an explanatory paragraph that states that HyperFeed Technologies, Inc. has experienced significant operating losses, which have adversely affected its current results of operations and liquidity. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  LEGAL MATTERS

         The validity of the shares described in this prospectus has been verified for HyperFeed Technologies by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Suite 2800, Chicago, Illinois 60606-1229. Wildman, Harrold, Allen & Dixon owns 60,000 shares of our common stock and holds a common stock purchase warrant to purchase 30,000 shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including HyperFeed Technologies, may be found. This prospectus is part of a registration statement that we filed with the SEC, registration No. 333-_____. The registration statement contains more information than this prospectus regarding HyperFeed Technologies and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                          -----
Risk Factors.................................................................1
Recent Developments..........................................................6
About HyperFeed Technologies.................................................8
Documents Incorporated By Reference.........................................12
Forward-Looking Information.................................................13
Use Of Proceeds.............................................................13
Price Range Of Common Stock.................................................14
Dividend Policy.............................................................15
Selling Security Holders....................................................15
Plan Of Distribution........................................................16
Experts.....................................................................17
Legal Matters...............................................................18
Where You Can Find More Information.........................................18

                          HYPERFEED TECHNOLOGIES, INC.



                         495,000 SHARES OF COMMON STOCK

                           --------------------------


                                   PROSPECTUS

                           --------------------------


                                     , 2000

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  SEC Registration Fee.....................$          617
                  Accounting Fees and Expense..............$        8,000
                  Legal Fees and Expenses..................$        5,000
                  Miscellaneous............................$       12,000
                                                            -------------

                  Total....................................$       25,617

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by HyperFeed Technologies.


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145(a) of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Subsection 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. It empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

         Our certification of incorporation provides that to the fullest extent permitted by Delaware law, it shall indemnify and advance indemnification expenses to all of its directors and officers. In addition, the certificate of incorporation provides that to the fullest extent permitted by Delaware law, a director shall not be liable to HyperFeed Technologies or its stockholders for breach of fiduciary duty as a director.

         HyperFeed Technologies has entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law.


ITEM 16. LIST OF EXHIBITS

          5 Opinion of Wildman, Harrold, Allen & Dixon regarding legality of the shares

          23.1 Consent of KPMG LLP

          23.2 Consent of McGladrey & Pullen, LLP

          23.3 Consent of Wildman, Harrold, Allen & Dixon (included in Exhibit
               5)

          24   Power of Attorney

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of HyperFeed Technologies in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HyperFeed Technologies will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, HyperFeed Technologies certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois as of January 4, 2000.

                          HYPERFEED TECHNOLOGIES, INC.


                             /S/  JIM R. PORTER
                          ------------------------------
                          Jim R.  Porter
                          CHAIRMAN OF THE BOARD AND
                          CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 4, 2000.


       SIGNATURE                                          TITLE
       ---------                                          -----
    /S/  JIM R. PORTER            Chairman of the Board and Chief Executive
    --------------------------    Officer
    Jim R. Porter

    /S/  JOHN E. JUSKA            Chief Financial Officer
    --------------------------
    John E. Juska

    /S/  JOHN R. HART             Director
    --------------------------
    John R. Hart

    /S/  TIMOTHY K. KRAUSKOPF     Director
    --------------------------
    Timothy K. Krauskopf

    /S/  RONALD LANGLEY           Director
    --------------------------
    Ronald Langley


    /S/  KENNETH J. SLEPICKA      Director
    --------------------------
    Kenneth J.  Slepicka

                                  EXHIBIT INDEX


         EXHIBIT NO.       DESCRIPTION
         -----------       -----------
         5                 Opinion of Wildman, Harrold, Allen & Dixon

         23.1              Consent of KPMG LLP

         23.2              Consent of McGladrey & Pullen, LLP

         23.3              Consent of Wildman, Harrold, Allen & Dixon
                           (included in Exhibit 5)

         24                Power of Attorney in favor of John E. Juska